                                                                    Exhibit 99.4

The New York Metropolitan Economy

Summary

Strong growth of the national economy has benefited New York City, causing the New York metropolitan economy to improve significantly in recent years.* In fact, in July of 1996, Inc. Magazine named New York City as the Best Place to Do Business, stating that urban, compact areas promote interaction among companies, suppliers and customers. Manhattan is one of the worlds most important business centers. As the headquarters of 47 Fortune 500 companies, Manhattan is home to more Fortune 500 companies than any other city in the country. In addition to its diverse base of large businesses, Manhattan also has a large base of small companies. The New York City Office of the Comptroller reports that 99.7% of all private sector businesses in New York City had fewer than 500 employees and that these small businesses, representing 70.7% of the private sector work force, added a net total of 68,821 jobs during 1994 and 1995; between the third quarters of 1995 and 1996, almost 22,000 jobs were added at small businesses. Sixty-four of the 100 largest law firms in the country have a presence in Manhattan, and 27 of those are based there. Four of the Big Six accounting firms are headquartered in Manhattan, and three of the four largest U.S. commercial banks are based in Manhattan. In addition, four of the nations ten largest money managers and 23 of the 25 largest securities firms are based in Manhattan. New York City is one of the world's leading cultural centers. It is a world leader in the advertising industry, and it has a large base of nonprofit organizations. It also has the largest consulate community in the world, contributing to its position as an international center of business an politics.

The outlook in the New York metropolitan area is for healthy private sector employment growth through 2001, which should generate significant demand for office space. Within Manhattan, Mayor Giuliani's efforts to improve services, reduce taxes and crime, and streamline local government have made this vibrant 24-hour city more attractive to businesses. In addition, office rents in Manhattan are relatively inexpensive when compared internationally with other major cities. In January of 1997, Richard Ellis Company ranked Midtown Manhattan 13th among major business centers around the world in terms of office rents, while downtown Manhattan ranked 37th. Many businesses are expanding within Manhattan or opening local offices, and a number of companies have made long term commitments to Manhattan by purchasing buildings or signing long term leases. The emergence of the new media industry is another major boon for Manhattan because these jobs have a high multiplier effect, generating jobs in related industries, particularly in the services sector.

Economic Overview

Economic growth in the New York metropolitan statistical area (MSA) has strengthened during the past several years. Private sector employment gained an average of almost 44,000 jobs per year during the three years between 1994 and 1996 for an average annual growth rate of 1.4%. Between May of 1996 and 1997, private sector employment growth was 1.7%, which is the strongest growth rate in more than ten years. This 1.7% private sector growth rate represents the addition of almost 55,000 jobs (see Figure 1 and Tables 1 and 2). The New York MSA led the Northeast and ranked eighth in the nation in terms of the number of jobs created in metropolitan statistical areas with more than 250,000 jobs during the twelve months ended in May of 1997. The metropolitan area offers

-------------
* The New York metropolitan area includes the following counties: Bronx, Kings, New York, Putnam, Queens, Richmond, Rockland and Westchester.

several key competitive advantages, including access to a skilled work force, customers, partners and investors, that make it a strategically advantageous place to do business and which drive private sector employment growth. Similar to each of the prior economic cycles, the New York metropolitan areas economy is going through a reengineering process, characterized by the emergence of several dynamic new industries and the streamlining of older industries, including the public sector. It is primarily knowledge-based industries, such as the securities industry, the new media industry and overall business services, that are benefiting from the areas key strengths. Growth in these industries, in turn, is fueling expansion in other sectors of the economy.

The vibrancy of New York City is a function of more than job growth. With about
8.6 million people in 1995 (including 7.4 million in New York City), the metropolitan area ranks second only to Los Angeles in terms of population. Many New Yorkers are highly educated. According to the 1990 Census, about 42% of the population over the age of 25 in New York County had a bachelors degree and almost half of those had a graduate or professional degree, rates that are well above the national average. Manhattan is also a cultural hotspot, with many of the nations and worlds leading restaurants, museums, and a rich concentration of theater and performing arts. Because of the large number of people living and working in such a small area, activity occurs around the clock, making New York a 24-hour city.

Chart 1
(Bar Chart Regarding Absolute Change in Private Employment in the New York Metropolitan Statistical Area ("MSA") from 1971 through the forecast for 1997)

Table 1
(Table regarding New York MSA Employment by Sector from 1988 through May 1997)

                                     Table 1
                     New York MSA Employment by Sector (OOO)

                             1988     1989    1990    1991     1992     1993    1994     1995    1996     May 97
                             ----     ----    ----    ----     ----     ----    ----     ----    ----     ------
Total Nonagricultural       4134.8   4138.0  4093.8  3878.8   3772.5   3772.6  3803.2   3820.3  3857.7    3909.0
     % Change                 0.5%     0.1%   -1.1%   -5.3%    -2.7%     0.0%    0.8%     0.4%    1.0%      1.2%
Construction & Mining        153.5    152.4   144.3   123.8    107.8    106.4   110.6    112.1   114.2     117.1
     % Change                         -0.7%   -5.3%  -14.2%   -12.9%    -1.3%    3.9%     1.4%    1.9%      3.5%
Manufacturing                450.3    435.6   410.6   377.1    358.1    348.8   337.6    328.9   318.5     315.6
     % Change                -2.4%    -3.3%   -5.7%   -8.2%    -5.0%    -2.6%   -3.2%    -2.6%   -3.2%     -1.6%
  Apparel & Textiles         103.4    102.3    96.4    89.7     86.5     83.9    79.3    -76.1    73.3      73.2
     % Change                -2.6%    -1.1%   -5.8%   -7.0%    -3.6%    -3.0%   -5.5%    -4.0%   -3.7%     -2.3%
  Printing & Publishing      100.5     98.0    94.5    86.9     82.0     81.9    82.2     82.2    81.3      81.6
     % Change                -3.2%    -2.5%   -3.6%   -8.0%    -5.6%    -0.1%    0.4%     0.0%   -1.1%      0.5%
T.C.P.U.                     245.2    242.9   255.9   245.1    230.8    230.0   228.2    228.9   230.5     232.1
  % Change                    2.0%    -0.9%    5.4%   -4.2%    -5.8%    -0.3%   -0.8%     0.3%    0.7%      0.6%
  Communications*             77.7     23.7    75.8    74.8     70.7     69.6    68.6     68.7    69.4      71.2
     % Change                 1.8%   -69.5%  219.8%   -1.3%    -5.5%    -1.6%   -1.4%     0.1%    1.0%      2.6%
Trade                        758.1    751.7   726.3   676.2    652.9    645.4   653.6    667.6   673.7     679.3
  % Change                   -0.0%     0.8%   -3.4%   -6.9%    -3.4%    -1.1%    1.3%     2.1%    0.9%      0.9%
  Wholesale Trade            267.1    262.2   253.0   234.9    225.7    219.2   218.9    220.8   217.0     216.2
     % Change                -0.8%    -1.8%   -3.5%   -7.2%    -3.9%    -2.9%   -0.1%     0.9%   -1.7%     -0.3%
  Retail Trade               491.0    489.5   473.3   441.3    427.2    426.3   434.7    446.9   456.7     463.1
     % Change                 0.4%    -0.3%   -3.3%   -6.8%    -3.2%    -0.2%    2.0%     2.8%    2.2%      1.5%
  General Merchandise         67.9     64.0    58.7    53.8     49.2     46.0    43.5     44.2    46.0      44.0
     % Change                -2.0%    -5.7%   -8.3%   -8.3%    -8.6%    -6.5%   -5.4%     1.6%    4.1%     -1.8%
  Apparel & Accessories       52.5     54.1    53.9    50.0     48.9     50.1    51.0     52.8    52.0      51.8
     % Change                 0.6%     3.0%   -0.4%   -7.2%    -2.2%     2.5%    1.8%     3.5%   -1.5%      2.2%
  Eating & Drink. Places     155.3    155.5   152.2   140.5    138.1    139.7   145.0    150.0   155.5     162.2
     % Change                 1.3%     0.1%   -2.1%   -7.7%    -1.7%     1.2%    3.8%     3.4%    3.7%      2.2%
F.I.R.E.                     577.4    566.4   555.6   528.1    508.0    505.0   513.3    505.5   504.1     507.5
 % Change                    -1.0%    -1.9%   -1.9%   -4.9%    -3.8%    -0.6%    1.6%    -1.5%   -0.3%      1.2%
  Depository Institutions    185.1    179.7   175.8   163.9    148.3    142.3   139.2    134.0   130.2     127.5
     % Change                 2.8%    -2.9%   -2.2%   -6.8%    -9.5%    -4.0%   -2.2%    -3.7%   -2.8%     -1.5%
  Security Brokers           155.1    147.7   139.5   131.5    133.2    137.8   148.6    147.5   150.0     153.7
     % Change                -3.0%    -4.8%   -5.6%   -5.7%     1.3%     3.5%    7.8%    -0.7%    1.7%      4.0%
Services                    1272.7   1304.8  1309.6  1252.9   1249.0   1275.1  1310.5   1350.6  1401.1    1447.0
  % Change                    1.3%     2.5%    0.4%   -4.3%    -0.3%     2.1%    2.8%     3.1%    3.7%      3.0%

Total Private               3457.1   3453.9  3402.3  3203.2   3106.6   3110.7    3154   3193.8  3242.2    3298.6
  % Change                    0.1%    -0.1%   -1.5%   -5.9%    -3.0%     0.1%    1.4%     1.3%    1.5%      1.7%

Government                   677.7    684.1   691.5   675.6    665.9    661.9   649.2    626.5   615.5     610.4
  % Change                    2.4%     0.9%    1.1%   -2.3%    -1.4%    -0.6%   -1.9%    -3.5%   -1.8%     -1.7%
Local Government             519.7    528.2   532.5   524.5    516.9    515.9   503.4    483.4   478.4     476.6
  % Change                    3.1%     1.6%    0.8%   -1.5%    -1.4%    -0.2%   -2.4%    -4.0%   -1.0%     -1.3%

* According to the Bureau of Labor Statistics, employment in this sector was affected by a strike in 1989.
Sources: Bureau of Labor Statistics, Rosen Consulting Group (RCG)

Table 2
(Table regarding New York MSA Employment by Sector - Absolute Change from 1988 through May 1997)

                                     Table 2
             New York MSA Employment by Sector-Absolute Change (O00)

                               1988    1989     1990    1991      1992    1993     1994     1995     1996    May 97
                               ----    ----     ----    ----      ----    ----     ----     ----     ----    ------
Total Nonagricultural         4134.8  4138.0   4093.8   3878.8   3772.5  3772.6   3803.2   3820.3   3857.7   3909.0
  Absolute Change               21.2     3.2   (44.2)  (215.0)  (106.3)     0.1     30.6     17.1     37.4     44.5
Construction & Mining          153.5   152.4    144.3    123.8    107.8   106.4    llO.6    112.1    114.2    117.1
  Absolute Change                      (1.1)    (8.1)   (20.5)   (16.0)   (1.4)      4.2      1.5      2.1      4.0
Manufacturing                  450.3   435.6    410.6    377.1    358.1   348.8    337.6    328.9    318.5    315.6
  Absolute Change             (11.0)  (14.7)   (25.0)   (33.5)   (19.0)   (9.3)   (11.2)    (8.7)   (10.4)    (5.2)
  Apparel & Textiles           103.4   102.3     96.4     89.7     86.5    83.9     79.3     76.1     73.3     73.2
    Absolute Change            (2.8)   (1.1)    (5.9)    (6.7)    (3.2)   (2.6)    (4.6)    (3.2)    (2.8)    (1.7)
  Printing & Publishing        100.5    98.0     94.5     86.9     82.0    81.9     82.2     82.2     81.3     81.6
    Absolute Change            (3.3)   (2.5)    (3.5)    (7.6)    (4.9)   (0.1)      0.3      0.0    (0.9)      0.4
T.C.P.U.                      245.2    242.9    255.9    245.1    230.8   230.0    228.2    228.9    230.5    232.1
  Absolute Change               4.7    (2.3)     13.0   (10.8)   (14.3)   (0.8)    (1.8)      0.7      1.6      1.3
  Communications*              77.7     23.7     75.8     74.8     70.7    69.6     68.6     68.7     69.4     71.2
    Absolute Change             1.4   (54.0)     52.1    (1.0)    (4.1)   (1.1)    (1.0)      0.1      0.7      1.8
Trade                         758.1    751.7    726.3    676.2    652.9   645.4    653.6    667.6    673.7    679.3
  Absolute Change             (0.2)    (6.4)   (25.4)   (50.1)   (23.3)   (7.5)      8.2     14.0      6.1      6.3
  Wholesale Trade             267.1    262.2    253.0    234.9    225.7   219.2    218.9    220.8    217.0    216.2
    Absolute Change           (2.2)    (4.9)    (9.2)   (18.1)    (9.2)   (6.5)    (0.3)      1.9    (3.8)    (0.6)
  Retail Trade                491.0    489.5    473.3    441.3    427.2   426.3    434.7    446.9    456.7    463.1
    Absolute Change             2.0    (1.5)   (16.2)   (32.0)   (14.1)   (0.9)      8.4     12.2      9.8      6.9
  General Merchandise          67.9     64.0     58.7     53.8     49.2    46.0     43.5     44.2     46.0     44.0
    Absolute Change           (1.4)    (3.9)    (5.3)    (4.9)    (4.6)   (3.2)    (2.5)      0.7      1.8    (0.8)
  Apparel & Accessories        52.5     54.1     53.9     50.0     48.9    50.1     51.0     52.8     52.0     51.8
    Absolute Change             0.3      1.6    (0.2)    (3.9)    (1.1)     1.2      0.9      1.8    (0.8)      1.1
  Eating & Drink. Places      155.3    155.5    152.2    140.5    138.1   139.7    145.0    150.0    155.5    162.2
    Absolute Change             2.0      0.2    (3.3)   (11.7)    (2.4)     1.6      5.3      5.0      5.5      3.5
F.I.R.E.                      577.4    566.4    555.6    528.1    508.0   505.0    513.3    505.5    504.1    507.5
  Absolute Change             (5.6)   (11.0)   (10.8)   (27.5)   (20.1)   (3.0)      8.3    (7.8)    (1.4)      6.1
  Depository Institutions     185.1    179.7    175.8    163.9    148.3   142.3    139.2    134.0    130.2    127.5
    Absolute Change             5.1    (5.4)    (3.9)   (11.9)   (15.6)   (6.0)    (3.1)    (5.2)    (3.8)    (2.0)
  Security Brokers            155.1    147.7    139.5    131.5    133.2   137.8    148.6    147.5    150.0    153.7
    Absolute Change           (4.8)    (7.4)    (8.2)    (8.0)      1.7     4.6     10.8    (1.1)      2.5      5.9
Services                     1272.7   1304.8   1309.6   1252.9   1249.0  1275.1   1310.5   1350.6   1401.1   1447.0
  Absolute Change              16.9     32.1      4.8   (56.7)    (3.9)    26.1     35.4     40.1     50.5     42.3

Total Private                3457.1   3453.9   3402.3   3203.2  3106.6   3110.7     3154   3193.8   3242.2   3298.6
  Absolute Change               5.0    (3.2)   (51.6)  (199.1)   (96.6)     4.1     43.3     39.8     48.4     54.8

Government                    677.7    684.1    691.5    675.6    665.9   661.9    649.2    626.5    615.5    610.4
  Absolute Change              16.2      6.4      7.4   (15.9)    (9.7)   (4.0)   (12.7)   (22.7)   (11.0)   (10.3)
Local Government              519.7    528.2    532.5    524.5    516.9   515.9    503.4    483.4    478.4    476.6
  Absolute Change              15.6      8.5      4.3    (8.0)    (7.6)   (1.0)   (12.5)   (20.0)    (5.0)    (6.1)

* According to the Bureau of Labor Statistics, employment in this sector was affected by a strike in 1989.
Sources: Bureau of Labor Statistics, Rosen Consulting Group (RCG)

From a quality of life perspective, Mayor Giuliani's efforts to improve city services, reduce taxes and crime, and streamline city government are paying off. Crime is down dramatically in New York City, particularly compared to national crime trends (see Figure 2). Preliminary estimates for 1996 show that New York City ranked 159th for total crime among the 198 largest U.S. cities. New York City ranked lower than Atlanta (1), Miami (8), Phoenix (42), Milwaukee (83) and Philadelphia (114). According to the New York City Police Department, New York City's crime rate decreased 16% during 1996, and the seven felony categories have declined a cumulative 39% since 1993. This decrease is greater than any other large U.S. city during the last three years. Several factors are contriuting to this decline including increased drug enforcement efforts and police redeployment to problem areas. The drastic reduction in crime has been a boon to the tourism industry, which has experienced strong gains in visitor volume, spending and hotel occupancy. In turn, reduced crime and more tourism activity has stimulated after-business-hours activities such as theater, dining and clubs, reinforcing New York's reputation as a 24-hour city.

Chart 2
(Chart regarding New York City Crimes Reported (per thousand inhabitants) from 1950 through 1995)

Much of the recent job growth has occurred at small companies, defined as businesses with fewer than 500 employees. Following the recession of the early 1990s, job growth at small firms recovered quickly, while large companies languished. According to the New York City Office of the Comptroller, between 1984 and 1995, small businesses added 43,034 jobs, while large businesses lost 103,112 jobs. Growth in recent years has been the strongest. During 1994 and 1995, small businesses added 68,821 jobs, while large companies lost a small number of jobs during this period, and between the third quarters of 1995 and 1996 (the most recent period for which data is available), small businesses gained almost 22,000 jobs. About 99.7% of the businesses in New York City are small businesses. About 90% of these small businesses employ fewer than 20 people, about 6.3% employ 20 to 50 people, 2.1% employ 50 to 100 people, and only 1.6% employ 100 to 500 people. Many of these small businesses occupy Class B office space. During 1996, 47% of the Class B leasing activity in Manhattan was for blocks of space of less than 20,000 square feet, illustrating the strong demand for Class B space by smaller tenants.

The Services Sector

The single fastest-growing employment sector in the New York metropolitan economy in terms of jobs added is the services sector. The services sector grew at a strong rate of 3.0% during the year ended in May of 1997 for the addition of 42,300 jobs. With more than 1.4 million jobs, the services sector currently represents 37% of the New York metropolitan areas total employment base and 44% of its private sector employment base. Between 1992 and 1996, about 152,000 new jobs were created in the services sector (see Figure 3).

One of the largest components of the services industry is business services, with about 290,000 jobs as of May 1997, representing 20% of total services employment. Fueling growth in the business services sector are the advertising industry, the increased demand for computer programmers as well as the trend towards hiring temporary workers as a way to maintain corporate flexibility and, thus, to lower payroll costs. New York City's Madison Avenue dominates the worlds advertising industry. Agencies in New York account for about half of all advertising billings worldwide, and about one of every three advertising professionals in America works in New York City. Other components of the business services sector are the audio recording and the software industries. Accordingly, the entertainment and information technology industries contribute to the rapid growth within business services. Between 1992 and 1996, growth in business services, fueled by the overall health of the local economy, averaged a robust 4% per year, and between May of 1996 and 1997, business services grew 6.6% (see Table 3).

Chart 3
(Bar Chart regarding Absolute Change in Services Employment for the New York MSA from 1971 through the forecast for 1997)

Table 3
(Table regarding New York MSA Services Sector Employment from 1988 through May 1997)

                                     Table 3
                  New York MSA Services Sector Employment (000)

                         1988     1989     1990     1991     1992     1993     1994     1995     1996    May 97
                         ----     ----     ----     ----     ----     ----     ----     ----     ----    ------
Services                1272.7   1304.8   1309.6   1252.9   1249.0   1275.1   1310.5   1350.6   1401.1   1447.0
  % Change                1.3%     2.5%     0.4%    -4.3%    -0.3%     2.1%     2.8%     3.1%     3.7%     3.0%
  Business Services      289.1    292.6    278.6    243.0    233.9    240.2    248.4    254.7    273.7    290.4
    % Change            -11.1%     1.2%    -4.8%   -12.8%    -3.7%     2.7%     3.4%     2.5%     7.5%     6.6%
  Health Services        286.3    295.0    305.2    318.6    328.7    338.9    346.3    356.6    362.5    367.3
    % Change              3.3%     3.0%     3.5%     4.4%     3.2%     3.1%     2.2%     3.0%     1.7%     1.5%
  Social Services        130.9    135.7    142.3    146.0    153.3    159.6    166.0    169.4    171.7    174.4
    % Change              2.1%     3.7%     4.9%     2.6%     5.0%     4.1%     4.0%     2.0%     1.4%     0.9%
  Engin. & Mgmt. Svcs.   109.6    114.0    113.7    100.9     98.4    100.3    102.9    106.0    111.1    116.1
    % Change                       4.0%    -0.3%   -11.3%    -2.5%     1.9%     2.6%     3.0%     4.8%     5.4%
  Educational Services   112.7    114.3    115.0    111.3    109.7    110.6    114.2    121.5    130.2    138.3
    % Change              4.3%     1.4%     0.6%    -3.2%    -1.4%     0.8%     3.3%     6.4%     7.2%     3.6%
  Legal Services          74.9     79.8     80.9     76.5     74.6     74.4     73.8     72.7     73.1     72.4
    % Change              4.2%     6.5%     1.4%    -5.4%    -2.5%    -0.3%    -0.8%    -1.5%     0.6%     1.4%
  Membership Orgs.        62.4     63.1     63.5     61.6     61.1     61.7     62.1     63.0     64.4     66.1
    % Change              2.1%     1.1%     0.6%    -3.0%    -0.8%     1.0%     0.6%     1.4%     2.2%     0.9%
  Hotels & Lodging        38.2     39.3     38.8     35.7     35.7     35.1     35.7     36.7     37.1     38.0
    % Change              4.1%     2.9%    -1.3%    -8.0%     0.0%    -1.7%     1.7%     2.8%     1.1%     0.8%
  Amusement & Recr.       51.6     54.1     55.4     51.1     51.3     47.7     45.5     47.9     49.5     52.6
    % Change             13.4%     4.8%     2.4%    -7.8%     0.4%    -7.0%    -4.6%     5.3%     3.3%     4.8%
  Motion Pictures         23.7     24.6     25.9     25.2     21.9     25.9     34.2     38.2     41.2     42.8
    % Change                       3.8%     5.3%    -2.7%   -13.1%    18.3%    32.0%    11.7%     7.9%     4.6%

Sources: Bureau of Labor Statistics, Rosen Consulting Group (RCG)

One very active area of small business creation is a new industry called new media that is centered south of 41st Street in Midtown South's Silicon Alley. The new media industry is a cross-disciplinary industry combining elements of computing technology, telecommunications and media content (information, entertainment, personal/group communications and transactions) to create products and services which can be used interactively by consumers and business users. The companies which work in this industry include entertainment software, online/Internet services, CD-ROM title developers, and web site designers. In addition, advertising and publishing companies participate in the industry, although their core businesses remain outside new media in traditional business lines. Roughly 1,250 firms in Manhattan belong to the new media industry, and employment growth is expected to be a dramatic 30% per year through 1998. This industry is expected to become a major growth sector in the Manhattan economy for several reasons: (i) the focus of interactive media development is shifting from CD-ROM to the World Wide Web, the authoring technology of which has been more available to content creators; (ii) Manhattan is the home for many major media companies (broadcast, cable TV networks, magazine and book publishing) and these companies are moving the new media industry from experimentation to a more mainstream role in multiple-media strategies; and (iii) Manhattan is the center of the advertising industry, and advertising revenue is increasingly one of the key drivers of the new media industry. Strong growth in the new media industry will have major multiplier effects for the overall Manhattan economy. The direct benefits of growth in this industry will flow to business services and to the broadcast, publishing and advertising industries, all of which are concentrated in Manhattan.

Other important components of the service sectors are legal services, engineering and management services and membership organizations. Together, these three subsectors added about 7,500 jobs between May of 1996 and 1997, many of which occupy office space (see Table 4). Legal services is the third most highly concentrated industry in the New York metropolitan area (see Table 5). According to the National Law Journal, 64 of the 100 largest law firms have a presence in Manhattan, and 27 of those firms are based in Manhattan. In addition, hundreds of other domestic and international law firms are located in Manhattan. In the engineering and management services sector, four of the Big Six accounting firms have their national headquarters in Manhattan, and many of the worlds foremost management consulting firms are located in Manhattan. In addition, about 20,000 nonprofit organizations are based in New York City, ranging from cultural groups and trade associations to research facilities.

Table 4
(Table regarding MSA Services Sector Employment - Absolute Growth from 1988 through May 1997)

                                     Table 4
          New York MSA Services Sector Employment-Absolute Growth (000)

                         1988     1989     1990     1991     1992     1993     1994     1995     1996    May 97
                         ----     ----     ----     ----     ----     ----     ----     ----     ----    ------
Services                1272.7   1304.8   1309.6   1252.9   1249.0   1275.1   1310.5   1350.6   1401.1   1447.0
  % Change                16.9     32.1      4.8    (56.7)    (3.9)    26.1     35.4     40.1     50.5     42.3
  Business Services      289 1    292.6    278.6    243.0    233.9    240.2    248.4    254.7    273.7    290.4
    % Change             (36.1)     3.5    (14.0)   (35.6)    (9.1)     6.3      8.2      6.3     19.0     18.O
  Health Services        286.3    295.0    305.2    318.6    328.7    338.9    346.3    356.6    362.5    367.3
    % Change               9.2      8.7     10.2     13.4     10.1     10.2      7.4     10.3      5.9      5.4
  Social Services        130.9    135.7    142.3    146.0    153.3    159.6    166.0    169.4    171.7    174.4
    % Change               2.7      4.8      6.6      3.7      7.3      6.3      6.4      3.4      2.3      1.5
  Engin. & Mgmt. Svcs.   109.6    114.0    113.7    100.9     98.4    100.3    102.9    106.0    111.1    116.1
    % Change                        4.4     (0.3)   (12.8)    (2.5)     1.9      2.6      3.1      5.1      5.9
  Educational Services   112.7    114.3    115.0    111.3    109.7    110.6    114.2    121.5    130.2    138.3
    % Change               4.6      1.6      0.7     (3.7)    (1.6)     0.9      3.6      7.3      8.7      4.8
  Legal Services          74.9     79.8     80.9     76.5     74.6     74.4     73.8     72.7     73.1     72.4
    % Change               3.0      4.9      1.1     (4.4)    (1.9)    (0.2)    (0.6)    (1.1)     0.4      1.0
  Membership Orgs.        62.4     63.1     63.5     61.6     61.1     61.7     62.1     63.0     64.4     66.1
    % Change               1.3      0.7      0.4     (1.9)    (0.5)     0.6      0.4      0.9      1.4      0.6
  Hotels & Lodging        38.2     39.3     38.8     35.7     35.7     35.1     35.7     36.7     37.1     38.0
    % Change               1.5      1.1     (0.5)    (3.1)     0.0     (0.6)     0.6      1.0      0.4      0.3
  Amusement & Recr.       51.6     54.1     55.4     51.1     51.3     47.7     45.5     47.9     49.5     52.6
    % Change               6.1      2.5      1.3     (4.3)     0.2     (3.6)    (2.2)     2.4      1.6      2.4
  Motion Pictures         23.7     24.6     25.9     25.2     21.9     25.9     34.2     38.2     41.2     42.8
   % Change                         0.9      1.3     (0.7)    (3.3)     4.0      8.3      4.0      3.0      1.9

Sources: Bureau of Labor Statistics, Rosen Consulting Group (RCG)

Table 5
(Table regarding New York MSA Location Quotients (which measure the regional concentration of employment in a particular industry))

                                     Table 5
                        New York MSA Location Quotients

Sector                                                       Location Quotient*
------                                                       ------------------

Security and Commodity Brokers                                      8.59
Apparel and Other Textile Products                                  2.68
Legal Services                                                      2.43
Motion Pictures                                                     2.43
Social Services                                                     2.22
Educational Services                                                2.02
Depository Institutions                                             1.99
Local and lnterurban Passenger Transit                              1.93
Miscellaneous Manufacturing Industries                              1.91
Printing and Publishing                                             1.65
Communications                                                      1.55
Apparel and Accessory Stores                                        1.46
Total Local Government                                              1.23
Engineering & Management Services                                   1.19
Business Services (incl. advertising, software & temp. workers)     1.18
Health Services                                                     1.17
Insurance Carriers                                                  1.16
Wholesale Trade                                                     1.02
Amusement & Recreation Services                                     1.01

* A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.

Sources: U.S. Bureau of Labor Statistics, Rosen Consulting Group (RCG)

Motion pictures is another highly concentrated industry in the New York metropolitan area. This is an export-oriented industry that has a large multiplier affect on the local economy. Among the largest employers in New York City are several major media and broadcasting companies, including Time Warner, Westinghouse Electric, which owns CBS, and Walt Disney Company, which owns Capital Cities/ABC (see Table 6). The motion picture industry alone added 19,300 new jobs between 1992 and 1996 in the New York MSA, representing stunning growth averaging 17.1% per year.

The amusement and recreation services sector and hotel and lodging industry both benefit from tourism and visitor spending. New York has a plethora of theater and performing arts, which fuels growth in amusement and recreation. It is home to some of the world's most famous museums, including the Metropolitan Museum of Art, the Museum of Modern Art, the Guggenheim Museum, the Whitney Museum and the Museum of Natural History. In the tourism industry, during 1996, total visitor volume increased 1.8% to 30.3 million people, following growth of 3.0% during 1995. Visitor spending rose 5.4% to about $13 billion in 1996. This represents roughly 3.8% of the gross city product of $343.1 billion. Visitor volume and spending has benefited substantially from the dramatic decline in crime in New York City over the past three years. Reflecting the strength of visitor spending, the hotel and lodging industry is enjoying strong revenue growth. Hotel occupancy was up to 81.5% in 1996 from 79.5% in 1995 and the average daily room rate rose 10% to $170.50 during 1996 (see Figures 4 and 5). The number of hotel room nights filled grew from 14.8 million in 1993 to 17.6 million in 1996, representing a gain of 6% per year (see Figure ).

Table 6
(Table regarding New York City's Top Employers by Employees)

                                     Table 6
                          New York City Top Employers

 Rank       Firm                            Employees      Sector
 ----       ----                            ---------      ------

   1        Chase Manhattan Corp.             31,000       Banking
   2        NYNEX Corp.                       25,000       Telecommunications
   3        Citicorp                          19,000       Banking
   4        Columbia University               14,800       Education
   5        Consolidated Edison of NY         14,700       Utility
   6        New York University               14,000       Education
   7        Travelers Group                   12,000       Insurance/Financial
   8        Time Warner, Inc.                 10,400       Media
   9        Merrill Lynch & Company            8,900       Financial Services
  10        Bank of New York                   8,600       Banking
  11        New York Times                     8,200       Publisher
  12        American Airlines                  7,900       Airline
  13        J.P. Morgan & Company              7,200       Financial Services
  14        Bankers Trust New York             7,150       Banking
  15        Morgan Stanley                     5,800       Financial Services
  15        Bear Stearns                       5,800       Financial Services
  16        Lefrak Organization                5,700       Real Estate Developer
  17        Walt Disney Company                5,500       Entertainment
  18        Metropolitan Life Insurance Co.    5,150       Insurance
  19        American International Group       4,950       Insurance
  20        Federated Department Stores        4,900       Retail
  20        Equitable Companies                4,900       Insurance/Financial
  21        Westinghouse Electric Corp.        4,800       Broadcasting

Source: ND International Trade

While health, social and educational services are mainly population-serving and thus do not create many office-occupying jobs, they contribute to growth in New York's economy. Health services added about 5,400 jobs between May of 1996 and 1997, even though growth in this sector has been tempered in recent years by restructuring in the City's public and private health industry. Among the leading medical facilities in Manhattan area Columbia-Presbyterian and Cornell Medical Centers and Memorial Sloan-Kettering Cancer Center. Manhattan is also home to several internationally recognized universities, including Columbia University, New York University, Rockefeller University and Fordham University. These and other local institutes graduate thousands of students each year, creating a large, high-level professional talent pool for New York employers.

Chart 4
(Bar Chart regarding New York City Hotel Occupancy Rates from 1990 through 1996)

Chart 5
(Bar Chart regarding New York City Average Daily Hotel Rates from 1990 through
1996)

Chart 6
(Bar Chart regarding New York City Hotel Room Nights Filled from 1991 through the forecast for 1997)

The Trade Sector

In absolute numbers, the trade sector is the second largest and fastest growing part of the metropolitan economy, with a gain of 6,300 jobs during the year ended in May 1997 for a 0.9% growth rate. About 68% of the metropolitan areas trade jobs are in the retail sector, where growth was an even stronger 1.5% during the 12 months ended in May of 1997. The retail industry has benefited from improved city services, reduced crime and an increase in the number of visitors and their spending volume. The improved health of the New York economy has stimulated spending by locals, and with about 169,000 households with income exceeding $150,000 per year, many New York City residents have significant disposable income with which to purchase goods and services. Increased spending by locals combined with a higher level of visitor spending caused retail sales growth in New York City to average 3.2% between 1994 and 1996, following four years of declining retail sales (see Figure 7).

Chart 7
(Chart regarding New York City's Annual Percent Change in Retail Sales from 1987 through 1996)

Attesting to the strength of the retail trade sector, a number of retailers are expanding in New York City and are adding new employees. Not only are big box discount retailers establishing a niche, but upscale designers are opening outlets. Kmart has opened stores on 34th Street west of 7th Avenue and at Astor Place in the North of Houston Street (NoHo) area. Upscale designers and manufacturers, such as Calvin Klein, Armani and Valentino, are also opening retail stores. Demand from designers has reportedly caused rents on Madison Avenue to rise 15% during each of the past three years to more than $300 per square foot per year. In some cases, rents are $400 per square foot per year on upper Madison Avenue and $500 per square foot on Fifth Avenue. Retail development is also moving into the downtown and Times Square areas. In downtown, Borders Books and Music has a new store in the World Trade Center, and in the Times Square area, Forest City/Ratner is building a 25-screen AMC multiplex with a Madame Tussaud's Wax museum that will contain 325,000 square feet of retail space. Next to this project, Disney has redeveloped the New Amsterdam Theatre. Also in the Times Square area, the Ford Motor Company will open a new 1,839-seat theater called the Ford Center for Performance Arts in the first quarter of 1998. In addition, Tishman Urban Development is building the 193,000 square-foot E-Walk retail complex in Times Square, and as part of he E-Walk project, Disney plans to build a 45-story hotel. The redevelopment of Times Square is expected to eventually create 20,000 jobs and to generate significant new taxes.

Finance, Insurance and Real Estate Employment

Following several years of acquisitions and mergers in the commercial banking industry, employment in the metropolitan areas overall finance, insurance and real estate (FIRE) sector has turned the corner, with a 1.2% gain between May of 1996 and 1997. Half of New York City's top 23 employers are financial institutions (see Table 6). According to Pensions and Investments magazine, four of the ten largest money managers in the United States, ranked by total assets, are based in Manhattan, and the Securities Industry Association reports that 23 of the 25 largest U.S. securities firms are based in Manhattan. In addition, according to The American Banker, three of the nations top four commercial banks are based in Manhattan.

Consolidation has occurred among some FIRE sector industries, including commercial banks and insurance companies. Commercial banks have consolidated to be competitive with non-bank institutions that now offer bank-like depository and lending services. For example, the merger of

Chase Manhattan Bank and Chemical Banking Corporation is causing the loss of 4,000 jobs in the greater New York area. Because many of these jobs are retail banking jobs, such as tellers, the effect on the office market has been minimized. On a positive note for the FIRE sector, the consolidation of commercial banks has created a much more competitive set of players in New York City, and in some cases, consolidation of FIRE sector employers has translated to new jobs for New York City. The consolidation of Mutual of New York's operations has resulted in the relocation of 350 jobs to New York City. Other companies in the FIRE sector, specifically international banks, are increasing their presence in Manhattan. Foreign financial institutions, such as Deutsche Bank and UBS Securities, have been hiring aggressively in Manhattan.

The securities industry represents 4% of the overall employment base in the metropolitan area. Although it represents only a small part of the economy, this industry is highly concentrated in the New York metropolitan area, and many of the worlds most active underwriters are based in Manhattan or have a strong presence there. Others, such as San Francisco-based Montgomery Securities, have fairly recently established a presence in Manhattan. Wall Street accounts for almost 14% of the city's total wages. Because per person wages on Wall Street average $150,000, the multiplier effect of these jobs on other employment sectors is large. The number of jobs in the securities and commodities brokers employment sector in the New York metropolitan area increased an average of 2.7% per year between 1991 and 1996, rising from a recession trough of 131,500 in 1991 to 153,700 jobs in May of 1997. Growth in this industry was instrumental in turning the New York metropolitan economy around following the recession in the early 1990s.

The securities industry has been very strong, and the recent acceleration of initial public offerings and other investment banking activities should lead to additional growth in this industry. n the long term, both the finance and securities industries will contribute to local economic growth because of New York's position as an international center of finance and securities innovation.

The Transportation, Communications, Public Utilities and Manufacturing Sectors

Employment in the New York metropolitan areas transportation, communications and public utilities (TCPU) sector increased 0.6% between May of 1996 and 1997. The communications part of this sector has been affected by the merger of several Bell operating companies across the nation, the merger of cable and entertainment firms, of publishers and broadcasters and of broadcasters and entertainment firms. Some of the mergers have resulted in new jobs for the New York metropolitan area as companies consolidate operations from other cities. For example, the combined Bell Atlantic and Nynex will be headquartered in New York City.

The New York metropolitan area has gradually shed manufacturing jobs. Because New York is an urban center with high operating costs and difficult transportation access, it is an unfavorable site for manufacturing, and many traditional manufacturers have relocated. Both textiles and publishing have moved out of the city. Many manufacturing firms have returned a large volume of industrial space to the market, with such space gradually being converted to office or residential uses. An increasing proportion of the manufacturing jobs in New York are actually white-collar management or staff positions.

The Public Sector

New York City's government is reinventing itself. About 78% of the metropolitan areas total government employment is in local government, and the remaining 22% is state and federal government employment. Intense efforts to streamline the government and to provide services more efficiently have caused local government employment to decline by about 55,900 jobs, or 10.5%, between 1990 and May of 1997.

The strong growth in private sector employment, coupled with a much more disciplined approach to city services and expenditures, have resulted in both a greatly improved outlook for New York City's budget and higher quality of city services. In May, Mayor Giuliani announced a New York City budget surplus of $856 million for the fiscal year ending June 30, 1997. This increase in revenues comes in spite of reduced taxes. Among the taxes that have been reduced or eliminated are the commercial occupancy tax (on tenants), taxes on proprietorships and partnerships, hotel occupancy taxes, transfer taxes and gains taxes.

The overall business climate in New York has improved significantly as a result of both private sector initiatives and public sector programs. The most visible private sector initiatives have been the Business Improvement Districts (BIDs). A BID is formed by a group of employers in a geographic area with the express purpose of improving the business environment in the area through heightened security, improved street cleaning and lighting and other business-enhancing services. Following on the success of three large BIDs in the Grand Central Terminal, Penn Station and Times Square areas, approximately 33 additional BIDs in New York City have been created.

In addition, a number of public sector efforts have been launched to improve New York City's business environment, specifically to retain the existing base of employers and attract additional employers. For example, the New York Economic Development Department has been involved with 23 transactions since mid-1994, amounting to the retention of 55,482 jobs as of November of 1996. Most recently, in April of 1997, Standard & Poor's Corporation agreed to keep its 2,057 employees in Manhattan through the year 2019 in exchange for a package of tax incentives and energy discounts.

New York also has a large diplomatic community, affiliated with the United Nations and local consulates. A report published by the New York City Commission for the United Nations and Consular Corps reported that the United Nations Headquarters, Agencies, Missions and Consulates spent about $1.5 billion in the New York metropolitan area during 1994 with an indirect impact of $3 billion. New York City also hosts the largest Consulate community in the world, which attracts private sector foreign businesses. The large diplomatic community contributes to New York's position as an important international center of business and politics.

Employment Outlook

The outlook for the New York metropolitan economy is strong. Private sector employment in the metropolitan area will grow at an average rate of 1.4% in 1997 and 1998 and will continue to increase at about 0.9% annually through 2001 (see Table 7). The strong growth of the national economy will fuel activity in the finance sector, which includes the securities industry. However, much of the growth will continue to occur in the services sector, especially in industries such as advertising, law, software, motion pictures, hotels and tourism. Specifically, because of the large number of corporate headquarters in New York and the city's position as the center for much of the intellectual and creative aspects of business, local business services such as advertising will benefit disproportionately from continued strong growth in the national economy. Strong growth in small businesses, such as those in the new media industry, will further enhance the growth prospects for business services and, generally, other industries which provide services to businesses.

Table 7
(Table regarding New York MSA Employment Forecast from 1995 through the forecast for 2001).

                                     Table 7
                     New York MSA Employment Forecast (000)

                               ------
                        1995    1996    1997f    1998f    1999f    2000f    2001f
                        ----    ----    -----    -----    -----    -----    -----
Total Nonagricultural  3820.3  3857.7   3915.3   3967.2   4009.8   4040.9   4076.2
 % Change                         1.0%     1.5%     1.3%     1.1%     0.8%     0.9%
Construction & Mining   112.1   114.2    117.1    118.8    118.8    119.2    119.9
 % Change                         1.9%     2.5%     1.5%     0.0%     0.3%     0.6%
Manufacturing           328.9   318.5    312.1    306.5    301.9    298.3    293.5
 % Change                        -3.2%    -2.0%    -1.8%    -1.5%    -1.2%    -1.6%
T.C.P.U                 228.9   230.5    231.4    231.7    232.3    232.8    232.6
 % Change                         0.7%     0.4%     0.1%     0.3%     0.2%    -0.1%
Trade                   667.6   673.7    681.8    687.2    692.0    694.1    696.9
 % Change                         0.9%     1.2%     0.8%     0.7%     0.3%     0.4%
F.I.R.E                 505.5   504.1    508.6    511.7    514.2    515.3    516.8
 % Change                        -0.3%     0.9%     0.6%     0.5%     0.2%     0.3%
Services               1350.6  1401.1   1454.3   1503.8   1542.9   1573.7   1608.4
 % Change                         3.7%     3.8%     3.4%     2.6%     2.0%     2.2%
Total Private          3193.8  3242.2   3305.4   3359.7   3402.3   3433.4   3468.1
   % Change                       1.5%     1.9%     1.6%     1.3%     0.9%     1.0%
Government              626.5   615.5    610.0    607.5    607.5    607.5    608.1
   % Change                      -1.8%    -0.9%    -0.4%     0.0%     0.0%     0.1%
                               ------

Sources: Bureau of Labor Statistics, Rosen Consulting Group (RCG)

The Office Market

Summary

Manhattan is the largest office market in the country, with an overall stock of more than 375 million square feet in the Midtown, Midtown South and Downtown submarkets. The amount of space in Manhattan exceeds the combination of the next six largest central business districts in the nation, those of Chicago, the District of Columbia, Boston, San Francisco, Philadelphia and Los Angeles. Within Manhattan, 45.7% of the space is classified as Class B space (see Table
8).* Almost 74% of the Class B space is located in the Midtown and Midtown South submarkets combined, and about one fourth of the Class B space is located in Downtown.**

Table 8
(Table regarding Manhattan Office Market Overview showing Class A and B stock, Class A and B 2nd Quarter vacancy rates and 2nd Quarter Rents per square foot, for different areas of Manhattan)

                                     Table 8
                        Manhattan Office Market Overview

                          % of Stock     2Q97 Vacancy Rate     2Q97 Rent/SF
                      -----------------  -----------------   -----------------
                      Class A   Class B   Class A  Class B   Class A   Class B
                      -------   -------   -------  -------   -------   -------
MT+MTS                 70.2%     73.9%     10.1%    11.3%     $37.42   $24.44
Midtown (MT)           67.9%     48.3%     10.0%    11.4%     $37.88   $26.57
Midtown South (MTS)     2.4%     25.7%     13.3%    11.2%     $27.40   $20.35
Downtown               29.8%     26.1%     13.5%    18.8%     $28.19   $22.42

Total                  54.3%*    45.7%*    11.1%    13.3%     $34.08   $23.70

* Represents proportion of total Class A + Class B Stock
Sources: RELocate, Rosen Consulting Group (RCG)

Improved job growth in recent years, resulting from the recovery of the national and New York metropolitan economies, has caused office market conditions in Manhattan to strengthen. The overall Class B vacancy rate fell from 17.8% in 1992 to 13.3% in the second quarter of 1997, a rate that is only moderately higher than the Class A vacancy rate of 11.1% (see Table 9). At 11.2%, Midtown South has the lowest Class B vacancy rate, followed by Midtown, with an 11.4% Class B vacancy rate. When combined, the second quarter 1997 Class B vacancy rate for Midtown and Midtown South is 11.3%. Contributing to demand in the Midtown area are existing Midtown Manhattan businesses that are expanding, as well as some traditional Downtown tenants, such as banks and securities firms, which have moved to Midtown in search of greater amenities and improved access to transportation.

Table 9
(Table regarding summary of Manhattan Office Market Vacancy Rates for 1991 through the forecast for 2001)

                                     Table 9
                Summary of Manhattan Office Market Vacancy Rates

                                                              -----
                     1991   1992   1993   1994   1995   1996   2Q97   1997f  1998f  1999f  2000f  2001f
                     ----   ----   ----   ----   ----   ----   ----   -----  -----  -----  -----  -----
Class B
Total                17.0%  17.8%  17.4%  15.6%  15.1%  13.1%  13.3%  11.4%  10.0%   9.0%   8.2%   7.3%
MT+MTS               15.7%  17.3%  16.4%  14.0%  12.8%  11.5%  11.3%   9.7%   8.4%   7.4%   6.6%   5.7%
Midtown(MT)          15.0%  16.8%  15.9%  14.2%  12.9%  11.3%  11.4%   9.5%   8.2%   7.2%   6.4%   5.5%
Midtown South (MTS)  17.1%  18.1%  17.4%  13.7%  12.8%  11.9%  11.2%  10.1%   8.8%   7.7%   6.9%   6.0%
Downtown             20.7%  19.3%  20.3%  20.2%  21.3%  17.8%  18.8%  16.0%  14.7%  13.6%  12.8%  11.9%

Class A
Total                18.1%  15.7%  14.8%  14.8%  15.2%  13.3%  11.1%  10.7%   8.7%   7.9%   7.2%   6.3%
MT + MTS             17.8%  14.4%  13.2%  13.6%  14.6%  12.2%  10.1%   9.6%   7.6%   7.1%   6.5%   5.9%
Midtown (MT)         18.3%  14.8%  13.6%  12.1%  14.3%  12.0%  10.0%   9.5%   7.5%   7.0%   6.5%   5.8%
Midtown South (MTS)   3.4%   2.6%   2.7%  55.9%  23.1%  18.6%  13.3%  13.1%  11.2%   9.6%   8.5%   7.1%
Downtown             18.8%  18.9%  18.5%  17.5%  16.8%  15.9%  13.5%  13.3%  11.4%   9.8%   8.6%   7.3%
                                                              -----

Sources: RELocate, Rosen Consulting Group (RCG)

During the next several years, overall market conditions will tighten further, Class A rents will rise, and tenants will have fewer options for available Class A space. As a result, we anticipate that demand for Class B space will increase, especially in buildings with modern infrastructure and good locations, but which offer rents that are less expensive than those in the Class A market. Additional demand, combined with a lack of new construction for the near term, leads us to believe that the overall Manhattan Class B vacancy rate will fall to 7.3% by 2001 and that the Class B vacancy rate in the combined area of Midtown and Midtown South will fall to 5.7% by 2001 (see Table 10).

Table 10
(Table regarding Manhattan Class B Office Market Trends from 1991 through the forecast for 2001)

                                    Table 10
                  Manhattan Class B Office Market Trends (000)

                           1991      1992        1993     1994      1995       1996      2Q97       1997f     1998f     1999f
                           ----      ----        ----     ----      ----       ----      ----       -----     -----     -----
Total Manhattan
Total Stock              172,940    172,940    173,028   173,028   173,028   173,028    173,028    173,028   173,028   173,028
New Construction             185          0         88         0         0         0          0          0         0         0
Net Absorption                       (1,342)       666     3,105     1,008     3,304       (232)     3,096     2,272     1,824
Occupied Stock           143,542    142,200    142,866   145,971   146,979   150,283    150,051    153,379   155,652   157,476
Vacancy Rate                17.0%      17.8%      17.4%     15.6%     15.1%     13.1%      13.3%      11.4%     10.0%      9.0%
Avg. Asking Rent         $ 23.21   $  22.23    $ 22.15   $ 22.02   $ 22.32   $ 22.54   $  23.70    $ 23.71   $ 24.66   $ 25.93
  % Change                             -4.2%      -0.4%     -0.6%      1.4%      1.0%                  5.2%      4.0%      5.1%

Midtown + Midtown South
Total Stock              127,829    127,829    127,917   127,917   127,917   127,917    127,917    127,917   127,917   127,917
New Construction             185          0         88         0         0         0          0          0         0         0
Net Absorption                       (1,978)     1,144     3,032     1,532     1,711        219      2,289     1,680     1,349
Occupied Stock           107,755    105,777    106,921   109,954   111,485   113,197    113,416    115,486   117,166   118,514
Vacancy Rate                15.7%      17.3%      16.4%     14.0%     12.8%     11.5%      11.3%       9.7%      8.4%      7.4%
Avg. Asking Rent         $ 23.17   $  22.24    $ 21.89   $ 22.15   $ 22.78   $ 23.00   $  24.44    $ 24.39   $ 25.60   $ 27.17
  % Change                             -4.0%      -1.6%      1.2%      2.8%      1.0%                  6.1%       5.0%      6.1%

Midtown
Total Stock               83,436     83,436     83,524    83,524    83,524    83,524     83,524     83,524    83,524    83,524
New Construction             185          0         88         0         0         0          0          0         0         0
Net Absorption                       (1,552)       833     1,403     1,128     1,303        (92)     1,495     1,097       881
Oocupied Stock            70,954     69,402     70,235    71,638    72,766    74,069     73,977     75,563    76,660    77,541
Vacancy Rate                15.0%      16.8%      15.9%     14.2%     12.9%     11.3%      11.4%       9.5%      8.2%      7.2%
Avg. Asking Rent         $ 26.29   $  25.25    $ 24.86   $ 24.78   $ 25.42   $ 25.05   $  26.57    $ 26.62   $ 28.00   $ 29.77
  % Change                             -4.0%      -1.5%     -0.3%      2.6%      1.5%                  6.3%      5.2%      6.3%

Midtown South
Total Stock               44,393     44,393     44,393    44,393    44,393    44,393     44,393     44,393    44,393    44,393
New Construction               0          0          0         0         0         0          0          0         0         0
Net Absorption                         (426)       311     1,629       404       408        311        794       583       468
Occupied Stock            36,802     36,376     36,686    38,316    38,720    39,128     39,439     39,922    40,505    40,974
Vacancy Rate                17.1%      18.1%      17.4%     13.7%     12.8%     11.9%      11.2%      10.1%      8.8%      7.7%
Avg. Asking Rent         $ 18.05   $  16.97    $ 16.77   $ 17.01   $ 17.77   $ 19.31   $  20.35    $ 20.42   $ 21.36   $ 22.60
  % Change                             -6.0%      -1.2%      1.4%      4.5%      8.7%                  5.7%      4.6%      5.8%


                           2000f     2001f
                           -----     -----
Total Manhattan
Total Stock               173,028   173,028
New Construction                0         0
Net Absorption              1,374     1,567
Occupied Stock            158,850   160,418
Vacancy Rate                  8.2%      7.3%
Avg. Asking Rent          $ 27.46   $ 29.28
  % Change                    5.9%      6.6%

Midtown + Midtown South
Total Stock               127,917   127.917
New Construction                0         0
Net Absorption              1,016     1,159
Occupied Stock            119,530   120,689
Vacancy Rate                  6.6%      5.7%
Avg. Asking Rent          $ 29.04   $ 31.30
  % Change                    6.9%      7.8%

Midtown
Total Stock                83,524    83,524
New Construction                0         0
Net Absorption                663       757
Oocupied Stock             78,204    78,961
Vacancy Rate                  6.4%      5.5%
Avg. Asking Rent          $ 31.90   $ 34.46
  % Change                    7.1%      8.0%

Midtown South
Total Stock                44,393    44,393
New Construction                0         0
Net Absorption                353       402
Oocupied Stock             41,326    41,728
Vacancy Rate                  6.9%      6.0%
Avg. Asking Rent          $ 24.09   $ 25.90
  % Change                    6.6%      7.5%

Demand Analysis

In order to capture the actual demand in the Manhattan Class B office market, we have utilized three measures (see Table 11). The first is gross leasing activity, which involves summing up all the leases signed in the market. This measures all leases, including renewals of existing leases and relocations within the market and, as a result, may lead to some double counting of space. It also includes pre-leasing of space in new buildings. However, it is a good measure of the overall health of the office mrketplace. A second measure, derived from the vacancy rate, is calculated net absorption. Calculated net absorption is a constructed data series created by examining the change in occupied stock. The change in occupied stock, in turn, is created by multiplying the occupancy rate (1- vacancy rate) by the total stock of space. It must be emphasized that this is a constructed data series to approximate historical net absorption. It is the best measure of net demand for office space. The third measure of office space demand is constructed from employment growth and is used to forecast office space demand. Specifically, job growth by office-using sectors is multiplied

----------
* Class B space generally meets 3-4 of the following criteria, while Class A space meets at least 5: geographic location-prominence of area; age of building- those built after 1975; tenant roster-industry leaders occupy a significant amount of space; building size-in excess of 250,000 square feet; average asking rent- consistently above the area's average; amenities-including concierge and security. Class B space generally includes older buildings in desirable locations that are in good physical conditions and that frequently have a high tenant roster. Class A buildings, on the other hand, are generally newer, have higher quality finishes and command higher rents. Examples of Class B buildings include the Graybar Building, the Kent Building, the Lincoln Building, the Fred French Building, Five and Seven Penn Plaza and 14 Wall Street.
** Midtown is defined as the north side of 32nd Street to 62nd Street, East River to the Hudson River, Midtown South is defined as Canal Street to the South Side of 32nd Street, East River to the Hudson River. Downtown is defined as Battery to Canal Street, East River to the Hudson River.

by an office space utilization factor, in this case 200 square feet per person for Class B space and 175 square feet per person for Class A space, to produce a forecasted net absorption of office space. All three measures of demand, gross leasing activity, calculated net absorption, and forecasted net absorption, must be viewed as proxies for demand because there are no official numbers to measure demand.

Table 11
(Table regarding Calculated/Forecasted Net Absorption and Gross Leasing Activity Summary from 1992 throught the forecast for 2001).

                                    Table 11
     Calculated/Forecasted Net Absorption and Gross Leasing Activity Summary

                1992      1993    1994     1995     1996   1997f  1998f  1999f  2000f   2001f
                ----      ----    ----     ----     ----   -----  -----  -----  -----   -----
Calculated/Forecasted Net Absorption
Class B
Total          (1,342)     666    3,105    1,008    3,304  3,096  2,272  1,824  1,374  1,567
MT+MTS         (1,978)   1,144    3,032    1,532    1,711  2,289  1,680  1,349  1,016  1,159
Midtown        (1,552)     833    1,403    1,128    1,303  1,495  1,097    881    663    757
Midtown South    (426)     311    1,629      404      408    794    583    468    353    402
Downtown          636     (478)      72     (523)   1,592    807    592    476    358    409

Class A
Total           4,828    2,343       14     (944)   3,890  5,419  3,977  3,193  2,405  2,743
MT + MTS        4,883    2,105     (572)  (1,408)   3,370  3,806  2,793  2,243  1,689  1,927
Midtown         4,848    2,107    2,006   (2,995)   3,149  3,542  2,699  2,167  1,632  1,862
Midtown South      35       (2)  (2,578)   1,587      222    264     94     75     57     65
Downtown          (55)     238      587      465      520  1,614  1,184    951    716    817

Gross Leasing Activity
Total                   22,077   26,788   22,680   28,524

ClassB                  10,722   12,516   10,654   12,876
MT+MTS                   8,651   10,439    9,016   10,349
Midtown                  5,749    6,850    6,139    6,997
Midtown South            2,902    3,589    2,878    3,352
Downtown                 2,071    2,077    1,637    2,527

Class A                 11,354   14,271   12,026   15,647
MT+MTS                   8,618   11,127    9,322   12,227
Midtown                  8,562   11,067    8,175   11,560
Midtown South               57       60    1,146      667
Downtown                 2,736    3,145    2,705    3,420

Sources: RELocate, Rosen Consulting Group (RCG)

As Figures 8 and 9 show, gross leasing activity in Manhattan has been strong during the past several years. Between 1993 and 1996, gross leasing activity for the overall office market averaged 25 million square feet per year, and first half 1997 activity indicates that 1997 will be another strong year for leasing activity. This leasing activity signifies that the Manhattan office market is healthy.

Chart 8
(Bar Chart regarding Gross leasing activity for Manhattan Class A office from 1993 through the 2nd quarter of 1997)

Chart 9
(Bar Chart regarding Gross leasing activity for Manhattan Class B office from 1993 through the 2nd quarter of 1997)

Leasing activity for Class A space is strongest in Midtown, but for Class B space is fairly evenly divided between Midtown and Downtown (see Figures 10 to 17). Some traditional downtown tenants, such as banks and securities firms, have moved to Midtown locations because of their perceptions that Midtown amenities, such as a location that is more easily accessible to many employees, outweigh the cost savings of Downtown locations, although this trend has slowed. Other tenants generating strong demand for Midtown office space include those in the advertising, printing and publishing, legal services, and communications industries. Among the largest Midtown leases during 1996 were pre-leases by publisher Conde Nast and the law firm of Skadden, Arps, Slate Meagher & Flom at the new Four Times Square building. The lease rates on these transactions were not high enough to justify the construction. Rather, they reflect the financial incentives that the developer, the Durst Organization, received.

In Midtown South, gross leasing activity increased during 1996 and is on track to strengthen further during 1997. Midtown South is largely a market of Class B space. It is becoming more desirable because it offers less expensive office space than Midtown and an improving quality of life as older buildings are renovated and neighborhoods improve. In fact, Class B space in the Midtown South area with good infrastructure is performing better than the overall Class B market. In addition to its traditional base of small companies, Midtown South is increasingly attracting back office operations and even primary office operations of companies that are finding it difficult to locate large blocks of contiguous space in Midtown. For instance, America Online recently announced its decision to move its sales office to Midtown South. Another significant Midtown South transaction which recently occurred was the move of Credit Suisse First Boston to 11 Madison Avenue. Credit Suisse First Boston has consolidated several Manhattan offices into more than 1.6 million square feet in the building, which had been vacated by Metropolitan Life Insurance during 1994. Other tenants signing large leases at 11 Madison Avenue are Alexander & Alexander Services, Wells, Rich and Green, and Emanuel/Emanuel Ungaro. As buildings such as 11 Madison Avenue are renovated to accommodate these "name" tenants, they have been reclassified as Class A space. In addition, moves by these "name" tenants are spurring other tenants to consider Midtown South locations.

Chart 10
(Bar Chart regarding Class A Net Absorption for Midtown & Midtown South from 1992 through the forecast for 2001)

Chart 11
(Bar Chart regarding Class B Net Absorption for Midtown & Midtown South from 1992 through the forecast for 2001)

Chart 12
(Bar Chart regarding Class A Net Absorption for Midtown Manhattan from 1992 through the forecast for 2001)

Chart 13
(Bar Chart regarding Class B Net Absorption for Midtown Manhattan from 1992 through the forecast for 2001)

Chart 14
(Bar Chart regarding Class A Net Absorption for Midtown South from 1992 through the forecast for 2001)

Chart 15
(Bar Chart regarding Class B Net Absorption for Midtown South from 1992 through the forecast for 2001)

Chart 16
(Bar Chart regarding Class A Net Absorption for Downtown Manhattan from 1992 through the forecast for 2001)

Chart 17
(Bar Chart regarding Class B Net Absorption for Downtown Manhattan from 1992 through the forecast for 2001)

Efforts to revitalize Downtown New York are beginning to pay off with increasing demand for office space. The Downtown Commercial Revitalization Program offers a mix of commercial rent tax, real estate tax, and energy expense relief to tenants who sign new or renew leases in buildings constructed before 1975. Most tenants considering Downtown are financial services companies, high tech start-up companies, and large tenants that have been forced out of Midtown by lack of available space. For example, McGraw-Hill's Standard & Poors unit signed a 937,000 square-foot, 20-year lease at 55 Water Street in one of the largest Downtown leases in several years. Other notable leases have been signed by Chubb Insurance and Depository Trust Company for space at 55 Water Street. Numerous new media and high tech companies have leased space at 55 Broad Street, which has been transformed into the New York Information Technology Center, and beginning in early 1997, a public private partnership between the Alliance for Downtown New York, property owners, and the City of New York began developing Plug 'n' Go space in Downtown office buildings to provide space for high technology start-up companies. The Plug 'n' Go properties are pre-wired for Internet use, and are located in the same general area, creating a high technology start-up community. Tenants receive simplified leases and rebates of up to half of the real estate taxes. In April of 1997, additional buildings were joining the program as only six of 25 Plug 'n' Go spaces in the six original buildings were still available.

Another part of the Downtown revitalization program generating significant activity is the incentive to encourage the conversion of older, obsolete buildings to residential use. In fact, 19 buildings totalling 4.3 million square feet of space have been converted to residential use. Not only do residential conversions eliminate older, obsolete office space from the inventory, but as old office space is converted to residential uses, Downtown will become more of a 24-hour city, making it more attractive to office users and contributing further to the areas revitalization.

During the first half of 1997, Downtown rent growth has accelerated, even though vacancy rates have yet to fall significantly (see Table 12). Going forward, Downtown office market conditions will strengthen as obsolete space is renovated and converted to other uses. We expect the Downtown Class B vacancy rate to fall to 11.9% in 2001 and Downtown rent growth to accelerate to 5.6% per year by 2001.

Table 12
(Table regarding Downtown Manhattan Class B Office Market Trends from 1991 through the forecast for 2001)

                                    Table 12
              Downtown Manhattan Class B Office Market Trends (000)

                   1991     1992      1993      1994      1995      1996      2Q97      1997f   1998f      1999f   2000f     2001f
                   ----     ----      ----      ----      ----      ----      ----      -----   -----      -----   -----     -----
Total Stock       45,112   45,112    45,112    45,112    45,112    45,112    45,112    45,112   45,112    45,112   45,112   45,112
New Construction       0        0         0         0         0         0         0         0        0         0        0        0
Net Absorption                636      (478)       72      (523)    1,592      (451)      807      592       476      358      409
Occupied Stock    35,787   36,423    35,945    36,017    35,494    37,086    36,635    37,893   38,486    38.962   39,320   39,728
Vacancy Rate        20.7%    19.3%     20.3%     20.2%     21.3%     17.8%     18.8%     16.0%    14.7%     13.6%    12.8%    11.9%
Avg. Asking Rent  $23.30   $22.22   $ 22.74    $21.75   $ 21.53    $21.71   $ 22.42    $22.53   $23.15   $ 24.04   $25.16   $26.56
  % Change                   -4.6%      2.3%     -4.4%     -1.0%      0.8%                3.8%     2.7%      3.9%     4.7%     5.6%

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-RCG.

In recent years, strong growth in business services and the stabilization of the commercial banking industry have fueled net absorption throughout the office market. Office demand growth surged in 1996, causing calculated net absorption in Manhattan for the overall market to surpass 7.1 million square feet. About
3.3 million square feet, or about 46%, of this absorption occurred in Class B buildings (see Table 11 on page 19). Class B overall net absorption in Manhattan was negative during the first half of 1997, but we do not believe that this creates cause for concern.

Forecasted Demand Analysis

Forecasted net absorption is based on the number of office occupying jobs created. As Table 13 shows, FIRE sector employment growth was slightly weak through 1996, but it has picked up in 1997. Mergers continue in the banking industry, but many of the jobs lost are in the retail banking sector and involve employees working at retail branches, rather than in offices. In addition, other employment sectors, whose employees typically do not occupy office space, are more likely to occupy office space in New York. For example, manufacturing, textile and communications companies in New York frequently have a management presence in the city as opposed to physical operations. As a result, RCG conservatively estimates that 10% of private sector jobs, excluding FIRE and services, will occupy office space. Assuming each new employee occupies about 175 to 200 square feet, an average of 5.6 million square feet on net will be absorbed annually between 1997 and 2001. From 1991 through the second quarter of 1997, about one-third of the calculated net absorption in Manhattan has occurred in Class B space. Assuming that this trend will continue through 2001, net absorption will be sufficient to cause the overall Class B vacancy rate to fall to 73% in 2001 and rent growth to accelerate to about 6.6% per year.

Table 13
(Table regarding New York MSA Office Employment Growth from 1991 through the forecast for 2001)

                                    Table 13
                   New York MSA Office Employment Growth (000)

                                 1991      1992      1993     1994     1995     1996    1997f      1998f     1999f    2000f    2001f
                                 ----      ----      ----     ----     ----     ----    -----      -----     -----    -----    -----
Office Occupy. FIRE Jobs         528.1     508.0     505.0    513.3    505.5    504.1    508.6     511.7     514.2    515.3    516.8
  Security & Commod. Brok.       131.5     133.2     137.8    148.6    147.5    150.0
  Depository Institutions        163.9     148.3     142.3    139.2    134.0    130.2
  Nondepository Institutions       9.7       9.1       9.3      9.5      9.5      9.5

Office Occupy. Svcs. Jobs        674.7     663.3     676.2    693.0    710.0    742.0    780.8     807.3     828.3    844.9    863.5
  Business Services              243.0     233.9     240.2    248.4    254.7    273.7
  Legal Services                  76.5      74.6      74.4     73.8     72.7     73.1
  Membership Orgs.                61.6      61.1      61.7     62.1     63.0     64.4
  Engin. & Mgmt. Svcs.           100.9      98.4     100.3    102.9    106.0    111.1
  Other                          192.7     195.3     199.6    205.8    213.6    219.7
Other Private Sector Ofc.        527.9     517.9     520.5    525.0    529.2    537.0    547.1     556.7     564.6    570.7    577.6

Total Office Jobs in MSA       1,730.7   1,689.2   1,701.7  1,731.3  1,744.6  1,783.1  1,836.5   1,875.7   1,907.2  1,930.8  1,957.9
New Ofc. Jobs Created in MSA    (108.7)    (41.6)    (12.5)    29.6     13.4     38.5     53.4      39.2      31.5     23.7     27.0
New Ofc. Jobs Created in NYC     (94.6)    (36.2)     10.9     25.8     11.6     33.5     46.4      34.1      27.4     20.6     23.5

Sources: Bureau of Labor Statistics, Forecast-Rosen Consulting Group (RCG).

Supply Analysis

Improvement in the Manhattan office market is a function of both forecasted construction and demand growth. Currently, little construction is underway, planned or proposed, and all of the activity is occurring in Midtown. The only major project underway is the Durst Organizations 1.5 million square-foot Four Times Square office project that is scheduled for completion in 1999. The developer received tax incentives to make this project economically feasible. Limited build-to-suit construction is also occurring for tenants with specific needs. For example, LVMH, the parent of Louis Vuitton, is building a 23-story, 103,000 square-foot office building at 17 to 21 East 57th Street between Fifth and Madison Avenues. The building, scheduled for completion in the fourth quarter of 1997, will contain Louis Vuitton's flagship store on its ground floor. In addition, the German Mission to the United Nations is building a 23-story, 112,000 square-foot headquarters at 871 United Nations Plaza that will be completed in mid 1998.

Forecasted Supply Analysis

Several factors are limiting new construction, including the lack of available sites, the long lead time for new development, and current market rents that are well below those needed to justify new construction. Assuming development costs of approximately $358 per square foot, an expected return of 10%, and no tax incentives for development, an effective rent of approximately $55 is needed to make construction economically viable (see Table 14).

As leasing options diminish and the market anticipates strong increases in rents, construction activity will return to the market. Already, several office buildings have been proposed. As part of the Times Square Redevelopment Plan, office buildings could be constructed on the southwest and northwest corners of Seventh Avenue and 42nd Street. Another potential development site is on 42nd Street above the 42nd Street subway station between Seventh Avenue and Broadway. Given the success of its Four Times Square project, the Durst Organization may team up with developer George Klein to build on one of these sites. Another prime developable site is 383 Madison Avenue, where Chase Manhattan Bank is reportedly considering a build-to-suit. The site could hold a building of up to 800,000 square feet. In addition, the New York Metropolitan Transportation Authority is considering nine mixed-use proposals for the New York Coliseum Site, four of which include office components ranging from 1.2 million square feet to 700,000 square feet. However, given the long lead time for new construction, even if announced during 1997, none of these projects would be completed until at least 2000, at which time forecasted market rents could better justify new construction. Even if several of these buildings are constructed, because of the size of the market, the new supply will have little overall impact on the market.

Table 14
(Table regarding Midtown Manhattan Class A Office Market Economic Rents in 1996)

                                    Table 14
                     Midtown Manhattan Class A Office Market
                          Economic Rents in 1996 ($/SF)
Land                                                            $ 85.00
Hard Costs (Core & Shell)                                        150.00
Soft Costs                                                        46.25
Tenant Improvements                                               50.00
Leasing Commissions                                               26.41

Total Development Costs                                         $357.66

NOI Necessary to Achieve 10% Return                               35.77
Plus: Stabilized Vacancy (5%)                                      2.75
Plus: Expenses                                                    16.50

Effective Rent Necessary to Achieve 10% Return                  $ 55.02

1996 Midtown Class A Asking Office Rent                         $ 38.76

Sources: RELocate, Cushman & Wakefield, Rosen Consulting Group Estimates

Rent Analysis

Compared to other major world business centers, office rents in Manhattan are relatively inexpensive, making the area attractive to foreign companies. A January 1997 world survey of office rents by Richard Ellis Company ranked Midtown Manhattan 13th and Downtown Manhattan 37th among major business centers around the world. Midtown Manhattan was less expensive than Bombay, Hong Kong, Tokyo, London, Moscow, New Delhi, Singapore, Beijing, Shanghai and Paris.

Rent growth is inversely related to the vacancy rate. When market conditions tighten and the market vacancy rate falls below the optimal vacancy rate, rent growth accelerates. The optimal vacancy rate is the vacancy rate at which neither excess supply or demand exists, and it is determined by examining the historical relationship between vacancy rates and rent growth. The combined Midtown and Midtown South Manhattan Class B office vacancy rate was at its highest in 1992, during which time average asking rents fell the most (see Figure 16). Since 1992, the Class B office vacancy rate has decreased, and as the actual vacancy rate has approached the optimal vacancy rate, average asking rents stabilized and began to rise again in 1995.

Chart 16
(Bar Chart regarding Office Vacancy Rates and Asking Rents for Midtown & Midtown South Class B for 1991 through the forecast for 2001)

To forecast rent growth, we use a stock-adjustment disequilibrium model in which we assume that future rent growth will be a function of inflation plus a coefficient times the difference between the optimal vacancy rate and the market vacancy rate. Based on our forecasted vacancy rates, we believe that, by 2001, the overall Class B vacancy rate will fall to 7.3% which will cause average asking rents to increase 6.6% during that year (see Table 15). Class B average asking rent growth in the combined Midtown and Midtown South areas will be 7.8% in 2001, while Downtown rent growth is forecasted to be 5.6% in 2001.

Table 15
(Table regarding summary of Manhattan Office Market Rent Growth from 1992 through the forecast for 2001).

                                    Table 15
                 Summary of Manhattan Office Market Rent Growth

               1992    1993   1994   1995   1996  1997f  1998f  1999f  2000f  2001f
               ----    ----   ----   ----   ----  -----  -----  -----  -----  -----
Class B
Total          -4.2%  -0.4%  -0.6%   1.4%   1.0%   5.2%   4.0%   5.1%   5.9%  6.6%
MT+MTS         -4.0%  -1.6%   1.2%   2.8%   1.0%   6.1%   5.0%   6.1%   6.9%  7.8%
Midtown        -4.0%  -1.5%  -0.3%   2.6%  -1.5%   6.3%   5.2%   6.3%   7.1%  8.0%
Midtown South  -6.0%  -1.2%   1.4%   4.5%   8.7%   5.7%   4.6%   5.8%   6.6%  7.5%
Downtown       -4.6%   2.3%  -4.4%  -1.0%   0.8%   3.8%   2.7%   3.9%   4.7%  5.6%

Class A
Total          -8.1%  -2.4%   0.1%   3.2%  -1.0    2.3%   4.0%   6.4%   7.0%  8.0%
MT+MTS         -9.9%  -3.5%   2.4%   7.2%   1.1%   3.9%   5.6%   6.6%   7.1%  7.8%
Midtown        -9.9%  -3.5%   5.9%   5.0%   1.1%   3.8%   5.9%   6.5%   7.0%  7.7%
Midtown South  -5.1%   2.1%  23.9%   0.4%  -0.5%   0.2%   2.2%   3.9%   5.0%  6.4%
Downtown       -2.7%  -0.1%  -4.4%  -6.6%  -3.9%   0.0%   2.0%   3.7%   4.9%  6.2%

Sources: RELocate, Rosen Consulting Group (RCG)

Forecasted Office Market Trends

The growth in demand for office space in Midtown Manhattan will be moderately strong over the next five years. Employment growth in the key office-consuming sectors such as finance, securities, legal services, and accounting will accelerate through 1997, before slowing through 1999 and increasing again through 2001. When combined with growth in other office occupying sectors, an average of 30,400 office space-consuming jobs will be created annually in New York City between 1997 and 2001. Assuming a coefficient of space used per office employee of 175 to 200 square feet, that one-third of the space absorbed is Class B space, and that about half of the Class B space is in Midtown with another fourth in each Midtown South and Downtown, the forecasted net absorption for Class B space would be almost two million square feet per year.

While demand for office space in Midtown will be strong, no significant new construction is expected until the Durst project is completed in 1999. As a result, we expect the Class B vacancy rate to fall to 5.7% in the combined Midtown and Midtown South areas, and 11.9% in Downtown by 2001. Even with a small amount of new construction between 1999 and 2001, the Class A vacancy rate is expected to fall to 5.9% in the combined Midtown and Midtown South areas, and 7.3% in Downtown by 2001 (see Appendix Tables A.2 to A.5). As the vacancy rates fall, growth in Class B average asking rents will accelerate to 7.8% in the combined Midtown and Midtown South areas and 5.6% in Downtown.

Based on the economic rents needed to justify new construction calculated in Table 14, we believe that the potential exists for significant revenue growth in the Manhattan marketplace as rental and occupancy rates for office properties recover to levels that would provide a reasonable return on investment to a developer of a new Class A multi-tenant office building (see Table 16).

Table 16
(Table regarding Estimated Economic Rent Analysis Multi-tenant Office Buildings (Per Net Rentable Square Foot)).

                                    Table 16
                        Estimated Economic Rent Analysis
                          Multi-tenant Office Buildings
                         (Per Net Rentable Square Foot)

Development Costs                                               $357.66
Estimated Economic Rents                                        $ 55.02
1996 Midtown Class A Asking Rental Rates                        $ 38.76
Increase in Class A Rental Rates Necessary                      $ 16.26
 to Reach Economic Rent
Percentage Increase in Class A Rental Rates Necessary             42.0%
 to Reach Economic Rents

Source: Rosen Consulting Group Estimates

Appendix

Table A.1
(Table regarding overall Manhattan Class A Office Market Trends from 1991 through the forecast for 2001)

                                    Table A.1
              Overall Manhattan Class A Office Market Trends (000)

                                                                        -------
                     1991     1992     1993     1994     1995     1996     2Q97    1997f    1998f    1999f    2000f    2001f
                     ----     ----     ----     ----     ----     ----     ----    -----    -----    -----    -----    -----
Total Stock       204,871  204,871  205,284  205,284  205,284  205,284  205,284  205,284  205,284  206,784  207,784  208,784
New Construction    2,577        0      413        0        0        0        0        0        0    1,500    1,000    1,000
Net Absorption               4,828    2,343       14     (944)   3,890    4,471    5,419    3,977    3,193    2,405    2,743
Occupied Stock    167,799  172,627  174,970  174,985  174,041  177,931  182,402  183,350  187,327  190,520  192,925  195,669
Vacancy Rate         18.1%    15.7%    14.8%    14.8%    15.2%    13.3%    11.1%    10.7%     8.7%     7.9%     7.2%     6.3%
Avg. Asking Rent   $38.01   $34.92   $34.09   $34.12   $35.20   $34.83   $34.08   $35.63   $37.06   $39.43   $42.19   $45.55
  % Change                    -8.1%    -2.4%     0.1%     3.2%    -1.0%              2.3%     4.0%     6.4%     7.0%     8.0%
                                                                        -------

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-RCG.

Table A.2
(Table regarding Midtown & Midtown South Class A Office Market Trends from 1991 through the forecast for 2001)

                                    Table A.2
          Midtown and Midtown South Class A Office Market Trends (000)

                                                                        -------
                     1991     1992     1993     1994     1995     1996     2Q97    1997f    1998f    1999f    2000f    2001f
                     ----     ----     ----     ----     ----     ----     ----    -----    -----    -----    -----    -----
Total Stock       143,752  143,752  144,165  144,165  144,165  144,165  144,165  144,165  144,165  145,665  146,665  147,665
New Construction    2,577        0      413        0        0        0        0        0        0    1,500    1,000    1,000
Net Absorption               4,883    2,105     (572)  (1,408)   3,370    2,998    3,806    2,793    2,243    1,689    1,927
Occupied Stock    118,170  123,053  125,158  124,585  123,177  126,547  129,546  130,353  133,146  135,389  137,078  139,004
Vacancy Rate         17.8%    14.4%    13.2%    13.6%    14.6%    12.2%    10.1%     9.6%     7.6%     7.1%     6.5%     5.9%
Avg. Asking Rent   $39.58   $35.66   $34.40   $35.23   $37.75   $38.17   $37.42   $39.65   $41.89   $44.65   $47.82   $51.53
  % Change                    -9.9%    -3.5%     2.4%     7.2%     1.1%              3.9%     5.6%     6.6%     7.1%     7.8%
                                                                        -------

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-RCG.

Table A.3
(Table regarding Midtown Manhattan Class A Office Market Trends from 1991 through the forecast for 2001)

                                    Table A.3
              Midtown Manhattan Class A Office Market Trends (000)

                                                                        -------
                     1991     1992     1993     1994     1995     1996     2Q97    1997f    1998f    1999f    2000f    2001f
                     ----     ----     ----     ----     ----     ----     ----    -----    -----    -----    -----    -----
Total Stock       138,902  138,902  139,315  139,315  139,315  139,315  139,315  139,315  139,315  140,815  141,815  142,815
New Construction    2,577        0      413        0        0        0        0        0        0    1,500    1,000    1,000
Net Absorption               4,848    2,107    2,006   (2,995)   3,149    2,745    3,542    2,699    2,167    1,632    1,862
Occupied Stock    113,483  118,331  120,438  122,444  119,449  122,598  125,342  126,140  128,839  131,006  132,638  134,500
Vacancy Rate         18.3%    14.8%    13.6%    12.1%    14.3%    12.0%    10.0%     9.5%     7.5%     7.0%     6.5%     5.8%
Avg. Asking Rent   $39.69   $35.75   $34.49   $36.51   $38.34   $38.76   $37.88   $40.25   $42.62   $45.40   $48.59   $52.32
  % Change                    -9.9%    -3.5%     5.9%     5.0%     1.1%              3.8%     5.9%     6.5%     7.0%     7.7%
                                                                        -------

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-RCG.

Table A.4
(Table regarding Midtown South Manhattan Class A Office Market Trends from 1991 through the forecast for 2001)

                                    Table A.4
           Midtown South Manhattan Class A Office Market Trends (000)

                                                                        -------
                     1991     1992     1993     1994     1995     1996     2Q97    1997f    1998f    1999f    2000f    2001f
                     ----     ----     ----     ----     ----     ----     ----    -----    -----    -----    -----    -----
Total Stock         4,849    4,849    4,849    4,849    4,849    4,849    4,849    4,849    4,849    4,849    4,849    4,849
New Construction        0        0        0        0        0        0        0        0        0        0        0        0
Net Absorption                  35       (2)  (2,578)   1,587      222      254      264       94       75       57       65
Occupied Stock      4,686    4,722    4,719    2,141    3,728    3,950    4,203    4,213    4,307    4,383    4,440    4,504
Vacancy Rate          3.4%     2.6%     2.7%    55.9%    23.1%    18.6%    13.3%    13.1%    11.2%     9.6%     8.5%     7.1%
Avg. Asking Rent   $22.71   $21.55   $22.01   $27.26   $27.38   $27.23   $27.40   $27.28   $27.89   $28.97   $30.43   $32.37
  % Change                    -5.1%     2.1%    23.9%     0.4%    -0.5%              0.2%     2.2%     3.9%     5.0%     6.4%
                                                                        -------

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-RCG.

Table A.5
(Table regarding Downtown Manhattan Class A Office Market Trends from 1991 through the forecast for 2001)

                                    Table A.5
              Downtown Manhattan Class A Office Market Trends(000)

                                                                        -------
                     1991     1992     1993     1994     1995     1996     2Q97    1997f    1998f    1999f    2000f    2001f
                     ----     ----     ----     ----     ----     ----     ----    -----    -----    -----    -----    -----
Total Stock        61,120   61,120   61,120   61,120   61,120   61,120   61,120   61,120   61,120   61,120   61,120   61,120
New Construction        0        0        0        0        0        0        0        0        0        0        0        0
Net Absorption                 (55)     238      587      465      520    1,473    1,614    1,184      951      716      817
Occupied Stock     49,629   49,574   49,813   50,399   50,864   51,383   52,856   52,997   54,181   55,132   55,848   56,665
Vacancy Rate         18.8%    18.9%    18.5%    17.5%    16.8%    15.9%    13.5%    13.3%    11.4%     9.8%     8.6%     7.3%
Avg. Asking Rent   $34.52   $33.60   $33.55   $32.09   $29.96   $28.79   $28.19   $28.79   $29.38   $30.47   $31.96   $33.94
  % Change                    -2.7%    -0.1%    -4.4%    -6.6%    -3.9%              0.0%     2.0%     3.7%     4.9%     6.2%
                                                                        -------

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-RCG.

Table A.6
(Table regarding overall Manhattan Class A and B Combined Office Market Trends from 1991 through the forecast for 2001)

                                    Table A.6
       Overall Manhattan Class A and B Combined Office Marks Trends (000)

                                                                        -------
                     1991     1992     1993     1994     1995     1996     2Q97    1997f    1998f    1999f    2000f    2001f
                     ----     ----     ----     ----     ----     ----     ----    -----    -----    -----    -----    -----
Total Stock       377,812  377,812  378,313  378,313  378,313  378,313  378,313  378,313  378,313  379,813  380,813  381,813
New Construction    2,762        0      501        0        0        0        0        0        0    1,500    1,000    1,000
Net Absorption               3,486    3,009    3,119       65    7,193    4,239    8,516    6,249    5,018    3,779    4,311
Occupied Stock    311,341  314,827  317,836  320,955  321,020  328,214  332,452  336,729  342,979  347,996  351,776  356,086
Vacancy Rate         17.6%    16.7%    16.0%    15.2%    15.l%    13.2%    12.1%    11.0%     9.3%     8.4%     7.6%     6.7%
Avg. Asking Rent   $31.47   $28.73   $28.13   $28.41   $29.34   $29.25   $28.88   $30.00   $30.96   $32.83   $35.00   $37.58
  % Change                    -8.7%    -2.1%     1.0%     3.3%    -0.3%              2.5%     3.2%     6.0%     6.6%     7.4%

                                                                        -------

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-RCG.

Table A.7
(Table regarding Midtown and Midtown South Class A and B Combined Office Market Trends from 1991 through the forecast for 2001)

                                    Table A.7
   Midtown and Midtown South Class A and B Combined Office Marks Trends (000)

                                                                        -------
                     1991     1992     1993     1994     1995     1996     2Q97    1997f    1998f    1999f    2000f    2001f
                     ----     ----     ----     ----     ----     ----     ----    -----    -----    -----    -----    -----
Total Stock       271,580  271,580  272,081  272,081  272,081  272,081  272,081  272,081  272,081  273,581  274,581  275,581
New Construction    2,762        0      501        0        0        0        0        0        0    1,500    1,000    1,000
Net Absorption               2,905    3,249    2,460      123    5,082    3,217    6,095    4,473    3,591    2,705    3,085
Occupied Stock    225,925  228,830  232,079  234,539  234,663  239,744  242,961  245,839  250,312  253,903  256,608  259,694
Vacancy Rate         16.8%    15.7%    14.7%    13.8%    13.8%    11.9%    10.7%     9.6%     8.0%     7.2%     6.5%     5.8%
Avg. Asking Rent   $32.37   $28.74   $27.84   $28.97   $31.18   $31.26   $30.96   $32.42   $33.85   $36.30   $39.06   $42.33
  % Change                   -11.2%    -3.1%     4.1%     7.6%     0.3%              3.7%     4.4%     7.2%     7.6%     8.4%
                                                                        -------

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-RCG.

Table A.8
(Table regarding Midtown Manhattan Class A and B Combined Office Market Trends from 1991 through the forecast for 2001)

                                    Table A.8
       Midtown Manhattan Class A and B Combined Office Market Trends (000)

                                                                        -------
                     1991     1992     1993     1994     1995     1996     2Q97    1997f    1998f    1999f    2000f    2001f
                     ----     ----     ----     ----     ----     ----     ----    -----    -----    -----    -----    -----
Total Stock       222,338  222,338  222.839  222,839  222,839  222,839  222,839  222,839  222,839  224,339  225,339  226,339
New Construction    2,762        0      501        0        0        0        0        0        0    1,500    1,000    1,000
Net Absorption               3,296    2,941    3,409   (1,868)   4,451    2,653    5,037    3,796    3,048    2,295    2,618
Occupied Stock    184,437  187,733  190,673  194,082  192,215  196,666  199,319  201,703  205,499  208,547  210,842  213,461
Vacancy Rate         17.0%    15.6%    14.4%    12.9%    13.7%    11.7%    10.6%     9.5%     7.8%     7.0%     6.4%     5.7%
Avg. Asking Rent   $35.28   $31.49   $30.51   $31.66   $33.80   $33.81   $33.29   $35.12   $36.83   $39.48   $42.47   $45.99
  % Change                   -10.7%    -3.1%     3.8%     6.8%     0.0%              3.9%     4.9%     7.2%     7.6%     8.3%
                                                                        -------

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-RCG.

Table A.9
(Table regarding Midtown South Manhattan Class A and B Combined Office Market Trends from 1991 through the forecast for 2001)

                                    Table A.9
    Midtown South Manhattan Class A and B Combined Office Market Trends (000)

                                                                        -------
                     1991     1992     1993     1994     1995     1996     2Q97    1997f    1998f    1999f    2000f    2001f
                     ----     ----     ----     ----     ----     ----     ----    -----    -----    -----    -----    -----
Total Stock        49,242   49,242   49,242   49,242   49,242   49,242   49,242   49,242   49,242   49,242   49,242   49,242
New Construction        0        0        0        0        0        0        0        0        0        0        0        0
Net Absorption                (391)     308     (949)   1,991      630      564    1,058      677      544      409      467
Occupied Stock     41,488   41,098   41,406   40,457   42,448   43,078   43,642   44,136   44,813   45,356   45,766   46,233
Vacancy Rate         15.7%    16.5%    15.9%    17.8%    13.8%    12.5%    11.4%    10.4%     9.0%     7.9%     7.1%     6.1%
Avg. Asking Rent   $18.15   $17.04   $16.86   $20.17   $19.36   $20.47   $21.16   $21.27   $22.16   $23.37   $24.84   $26.64
  % Change                    -6.1%    -1.1%    19.7%    -4.0%     5.7%              3.9%     4.2%     5.4%     6.3%     7.3%
                                                                        -------

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-RCG.

Table A.10
(Table regarding Downtown Manhattan Class A and B Combined Office Market Trends from 1991 through the forecast for 2001).

                                   Table A.10
      Downtown Manhattan Class A and B Combined Office Market Trends (000)

                                                                        -------
                     1991     1992     1993     1994     1995     1996     2Q97    1997f    1998f    1999f    2000f    2001f
                     ----     ----     ----     ----     ----     ----     ----    -----    -----    -----    -----    -----
Total Stock       106,231  106,231  106,231  106,231  106,231  106,231  106,231  106,231  106,231  106,231  106,231  106,231
New Construction        0        0        0        0        0        0        0        0        0        0        0        0
Net Absorption                 581     (240)     659      (59)   2,112    1,022    2,421    1,777    1,426    1,074    1,225
Occupied Stock     85,416   85,997   85,757   86,416   86,358   88,469   89,491   90,890   92,667   94,093   95,167   96,393
Vacancy Rate         19.6%    19.0%    19.3%    18.7%    18.7%    16.7%    15.8%    14.4%    12.8%    11.4%    10.4%     9.3%
Avg. Asking Rent   $29.49   $28.71   $28.71   $27.34   $25.88   $25.59   $25.27   $25.85   $26.34   $27.21   $28.40   $29.90
  % Change                    -2.6%    -0.0%    -4.8%    -5.4%    -1.1%              1.0%     1.9%     3.3%     4.4%     5.3%
                                                                        -------

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-RCG.